Exhibit 10.2

Execution Version

FIRST AMENDMENT TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT, made and entered into effective as of the 1st day of August, 2023, by and among WESBANCO BANK, INC., hereinafter referred to as “Bank”, WESBANCO, INC., a West Virginia corporation, hereinafter referred to as “Wesbanco” and TODD F. CLOSSIN, hereinafter referred to as “Employee”.

WHEREAS, Employee is serving as President and Chief Executive Officer of the Bank and Wesbanco pursuant to the terms of that certain Amended and Restated Employment Agreement dated the 24th day of April, 2014, among the Bank, Wesbanco and Employee (the “Original Agreement”), providing for a revolving term of employment of three (3) years, which last renewed on the 24th day of April, 2023;

WHEREAS, Employee provided a written ninety (90) day notice of his intent to retire as President and Chief Executive Officer of the Bank and Wesbanco, effective August 1, 2023, in accordance with the provisions of Paragraph 8(C) of the Original Agreement;

WHEREAS, Employee has requested that Wesbanco treat such termination of employment as a “Retirement” with the consent of the Wesbanco for purposes of those certain restricted stock agreements dated May 24, 2023; May 18, 2022; May 19, 2021; May 27, 2020; May 15, 2019; May 16, 2018; and May 16, 2017, between Employee and Wesbanco (collectively the “Restricted Stock Agreement”);

WHEREAS, the Bank and Wesbanco wish to assure themselves of the Employee’s assistance in the transition of his executive responsibilities to his successor and therefore, to continue in an executive capacity during an amended term of employment, in a different capacity, as hereinafter provided; and

WHEREAS, subject to the terms and conditions of this Agreement, the Bank and Wesbanco are willing to treat Employee’s termination of employment on December 31, 2023, as a “Retirement” with the consent of Wesbanco.

WITNESSETH THAT: In consideration of the mutual promises and undertakings hereinafter set forth, the parties intending to be legally bound hereby agree as follows:

1. Paragraph 1 of the Agreement is hereby amended and restated to read in its entirety as follows:

1. CONTINUATION OF EMPLOYMENT. The Bank and Wesbanco agree to, and hereby do, continue the employment of Employee at Wesbanco and the Bank as Vice Chairman. In that capacity, Employee shall be answerable to the President and Chief Executive Officer, and the Board of Directors of Wesbanco, the parent company of the Bank, and the President and Chief Executive Officer, and the Board of Directors of the Bank. Employee shall perform such duties, compatible with his employment under this Agreement, as the Chief Executive Officer and the Board of Directors of the Bank and Wesbanco, from time to time, may assign to him.

2. Paragraph 2 of the Agreement is hereby amended and restated to read in its entirety as follows:

2. COMPENSATION. As compensation for the performance of the services specified in Paragraph 1 and the observance of all of the provisions of this Agreement, the Bank agrees to pay Employee, and Employee agrees to accept, the following amounts and benefits during his term of employment:

(A) Salary at an annualized rate, payable monthly, during the term of this Agreement, in the amount of Five Hundred Seven Thousand One Dollar ($507,001.00), plus any increases granted by the Board of Directors after the date hereof, and payable in equal bi-weekly installments. For purposes of clarity, given the five (5) months term of this Agreement, the salary shall be fixed at five twelfths (5/12) of the annualized amount set forth above.

(B) Participation in the Wesbanco, Inc. Key Executive Bonus, Option and Restricted Stock Plan, Annual Incentive Award, at 75% of the base compensation which existed immediately prior to the date of this Agreement, (i.e. at his prior base compensation as Chief Executive Officer of the Bank) based upon performance metrics as determined by the Compensation Committee of the Board of Directors and applicable for the year 2023;

(C) Participation in such annual awards of Stock Options and Restricted Stock as may be granted by the Compensation Committee each year; and

(D) Participation in the Wesbanco Pre-65 Medical Plan for the Employee and Spouse effective January 1, 2024. The Employee is responsible for the monthly premium which is based on the coverage selected. The premium is paid monthly in arrears. At age 65, Employee and Spouse would be eligible for the Medicare Advantage plans with Employee responsible for the monthly premium.

(E) Such other miscellaneous benefits and perquisites as the Bank provides to its executive employees generally.

3. Paragraph 4 of the Agreement is hereby amended and restated to read in its entirety as follows:

4. TERM OF AGREEMENT. The employment term provided for herein shall consist of a term beginning on August 1, 2023, and continuing through the 31st day of December, 2023, whereupon this Agreement shall terminate.

4. Employee and Wesbanco will enter into an Amendment to the Restricted Stock Agreement substantially in the same form attached hereto as Exhibit A (the “Amended Restricted Stock Agreement”).

5. Subject to the terms and conditions of this Amendment and the condition that the Employee and Wesbanco execute and deliver the Amended Restricted Stock Agreement, the Bank and Wesbanco will treat the Employee’s termination of employment at December 31, 2023, as a “Retirement” with the consent of Wesbanco for purposes of the Amended Restricted Stock Agreement.

6. In all other respects, the terms and conditions of the Original Agreement are continued in full force and effect and are hereby ratified, confirmed and acknowledged.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the 21st day of July, 2023.

WESBANCO, INC.

By	/s/ Jeffrey H. Jackson
Its SR. EVP & COO

WESBANCO BANK, INC.

By	/s/ Jeffrey H. Jackson
Its SR. EVP & COO

/s/ Todd F. Clossin
TODD F. CLOSSIN

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